As filed with the Securities and Exchange Commission on December 28, 2007

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARLEYSVILLE NATIONAL CORPORATION
(Exact Name of Registrant As Specified In Its Charter)

Pennsylvania	23-2210237
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

483 Main Street
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)
______________

East Penn Financial Corporation 1999 Independent Directors Stock Option Plan
East Penn Financial Corporation 1999 Stock Incentive Plan
(Full title of the plan)
______________

George S. Rapp
Chief Financial Officer and Treasurer
HARLEYSVILLE NATIONAL CORPORATION
483 Main Street
Harleysville, Pennsylvania 19438
(215) 256-8851
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
______________

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be	to be	Offering Price	Aggregate	Registration
Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee
Common Stock $1.00 Par Value	25,480	$15.75	$401,310.00	$15.30

(1)	The securities to be registered are 25,480 shares authorized and reserved for issuance to former directors and officers of East Penn Financial Corporation under the East Penn Financial Corporation 1999 Independent Directors Stock Option Plan and the East Penn Financial Corporation 1999 Stock Incentive Plan. Pursuant to Securities Act Rule 416(c), this registration statement also covers an indeterminate number of shares of common stock as may become issuable under the Plans by reason of the anti-dilution provisions of the Plans.

(2)	Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee. The computation is based upon the average of the high and low sale prices of the common stock on December 24, 2007, as reported on the Nasdaq Global Market System.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     As permitted by the rules of the Commission, this registration statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Harleysville National Corporation has filed the following documents with the Commission, and they are incorporated by reference into this registration statement:

1.	Harleysville National Corporation's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 15, 2007;

2.	Harleysville National Corporation's Quarterly Report on From 10-Q for the quarter ended September 30, 2007, filed with the Commission on November 8, 2007.

3.	Harleysville National Corporation's Current Reports on Form 8-K (other than information furnished and not filed under Form 8-K) filed with the Commission on January 23, February 9, March 2, April 20 and 24, May 10, 16 and 21, June 20 and 29, July 12 and 19, August 9, 10, 16 and 23, October 18, November 5, 8, 19 and 21, and December 27, 2007.

4.	The description of Harleysville National Corporation's common stock contained in Harleysville National Corporation's Registration Statement No. 333-67201 on Form S-4, filed with the Commission on November 12, 1998 and amended November 20, 1998 and December 7, 1998, and Harleysville National Corporation's Report on Form 10-C filed with the Commission on March 1, 1996.

     All documents and reports subsequently filed by Harleysville National Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement or any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Harleysville National Corporation will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Written requests should be directed to:

Harleysville National Corporation
Attn: Corporate Secretary
483 Main Street
Harleysville, Pennsylvania 19438

     Telephone requests may be directed to Jo Ann M. Bynon, Corporate Secretary, telephone number (215) 256-8851.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), (15 Pa. C.S.A. §§1741-1750) provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

     Section 1721 of the BCL (relating to the Board of Directors) declares that unless otherwise provided by statute or in a by-law adopted by the shareholders, all powers enumerated in Section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws.

     Section 1712 of the BCL provides that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

     (b) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

     (c) a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 also states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 1712. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

     Moreover, Section 1713 addresses the personal liability of directors and states that if a by-law adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     (a) the director has breached or failed to perform the duties of his office under this section; and

     (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The provisions discussed above shall not apply to:

     (a) the responsibility or liability of a director pursuant to any criminal statute; or

     (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Finally, Section 1714 states that a director of a corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notified the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (b) if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (c) by the shareholders.

     Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise. Except as otherwise provided in the bylaws, advancement of expenses shall be authorized by the Board of Directors. Sections 1728 (relating to interested directors or officers; quorum) and 2538 (relating to approval of transactions with interested shareholders) shall not be applicable to the advancement of expenses under this section.

     Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any by-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the Commonwealth of Pennsylvania's public policy.

     Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

     Article VII of the Registrant's bylaws provides a broad range of indemnification for its officers and directors, in accordance with the above provisions of the BCL. In essence, officers and directors will be indemnified for liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability while serving the corporation. Directors and officers shall be entitled to indemnification unless their conduct is determined by a court to have constituted willful misconduct or recklessness or expressly prohibited by law.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit	Exhibit
4.1	East Penn Financial Corporation’s 1999 Independent Directors Stock Option Plan is incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (Registration No. 333-103673) of East Penn Financial Corporation (CIK No. 0001220483), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on March 7, 2003.

4.2	East Penn Financial Corporation’s 1999 Stock Incentive Plan is incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (Registration No. 333-103673) of East Penn Financial Corporation (CIK No. 0001220483), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on March 7, 2003.

5	Opinion of Stradley Ronon Stevens & Young, LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harleysville, Montgomery County, Commonwealth of Pennsylvania on December 28, 2007.

HARLEYSVILLE NATIONAL CORPORATION

By:	/s/ Paul D. Geraghty
Paul D. Geraghty,
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	CAPACITY	DATE

/s/ Paul D. Geraghty	President and Chief Executive Officer and	December 28, 2007
Paul D. Geraghty	Director (Principal Executive Officer)

/s/ George S. Rapp	Chief Financial Officer and Treasurer	December 28, 2007
George S. Rapp	(Principal Financial and Accounting
Officer)

/s/ Walter E. Daller, Jr.	Chairman and Director	December 28, 2007
Walter E. Daller, Jr.

/s/ Walter R. Bateman, II	Director	December 28, 2007
Walter R. Bateman, II

/s/ LeeAnn Bergey	Director	December 28, 2007
LeeAnn Bergey

/s/ Harold A. Herr	Director	December 28, 2007
Harold A. Herr

/s/ Thomas C. Leamer	Director	December 28, 2007
Thomas C. Leamer, Ph.D.

/s/ Stephanie S. Mitchell	Director	December 28, 2007
Stephanie S. Mitchell

/s/ A. Ross Myers	Director	December 28, 2007
A. Ross Myers

/s/ Brent L. Peters	Director	December 28, 2007
Brent L. Peters

/s/ Demetra M. Takes	Director	December 28, 2007
Demetra M. Takes

/s/ James A. Wimmer	Director	December 28, 2007
James A. Wimmer

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	East Penn Financial Corporation’s 1999 Independent Directors Stock Option Plan is incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (Registration No. 333-103673) of East Penn Financial Corporation (CIK No. 0001220483), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on March 7, 2003.

4.2	East Penn Financial Corporation’s 1999 Stock Incentive Plan is incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (Registration No. 333-103673) of East Penn Financial Corporation (CIK No. 0001220483), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on March 7, 2003.

5	Opinion of Stradley Ronon Stevens & Young, LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5)